Exhibit 99.1

Morgan Stanley	FOR IMMEDIATE RELEASE

June 30, 2023

Morgan Stanley Announces 7.5 Cents Dividend Increase and Authorization of a Renewed $20 Billion Multi-Year Common Equity Share Repurchase Program

NEW YORK - Morgan Stanley (NYSE: MS) announced that it will increase its quarterly common stock dividend to $0.85 per share from the current $0.775 per share, beginning with the common stock dividend expected to be declared by the Firm’s Board of Directors in the third quarter of 2023.

In addition, the Firm’s Board of Directors reauthorized a multi-year common equity share repurchase program of up to $20 billion, without a set expiration date, beginning in the third quarter of 2023. The share repurchases will be exercised from time to time at prices the Firm deems appropriate, subject to various considerations, including current market conditions, the Firm’s capital position and future economic and earnings outlook.

James P. Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said, “The results of the Federal Reserve’s stress test demonstrate the durability of our transformed business model. We remain committed to returning capital to our shareholders and are raising our dividend by 7.5 cents. In addition, we are renewing our previously announced $20 billion multi-year share repurchase authorization. These decisions reflect the resilience of our franchise, particularly Wealth and Investment Management, and our strong capital position.”

On June 28, 2023, the Board of Governors of the Federal Reserve System released its CCAR 2023 results, as a result of which Morgan Stanley expects to be subject to a Stress Capital Buffer (SCB) of 5.4% from October 1, 2023 to September 30, 2024. Together with other features of the regulatory capital framework, this SCB results in an aggregate U.S. Basel III Standardized Approach Common Equity Tier 1 (CET1) ratio of 12.9%. The Firm’s U.S. Basel III Standardized Approach CET1 ratio was 15.1% as of March 31, 2023.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

Forward-Looking Statements

This Release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs of Morgan Stanley’s future results, regulatory capital levels and future capital actions, including common stock dividends and common equity share repurchases, and which are subject to risks and uncertainties that may cause actual results to differ materially. Morgan Stanley does not undertake to update the forward- looking statements to reflect the impact of circumstances or events that may arise after the date of forward-looking statements. For a discussion of additional risks and uncertainties that may affect the future results, regulatory capital levels and future capital actions of the Company, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other items throughout the Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments thereto.

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Media Relations: Wesley McDade, 212.761.2430

Investor Relations: Leslie Bazos, 212.761.5352